Exhibit 99.1


                   BURLINGTON NORTHERN SANTA FE CORPORATION

Pro forma Financial Information

On June 29, 1994, Santa Fe Pacific Corporation (SFP) and Burlington Northern Inc. (BNI) entered into an Agreement and Plan of Merger (as amended on October 26, 1994, December 18, 1994, January 24, 1995 and September 19, 1995, the Merger Agreement) pursuant to which SFP would merge with BNI in the manner set forth below (the Merger). Stockholders of BNI and SFP approved the Merger Agreement at special stockholders' meetings held on February 7, 1995. On August 23, 1995, the Interstate Commerce Commission issued a written decision approving the Merger and on September 22, 1995 the Merger was consummated.

Pursuant to the Merger Agreement, on December 23, 1994, BNI and SFP commenced tender offers (together, the Tender Offer) to acquire 25 million and 38 million shares of SFP common stock, respectively, at $20 per share in cash. During the first quarter of 1995 SFP borrowed $1.0 billion under a credit facility of which $760 million of the proceeds were used to purchase the 38 million shares pursuant to the Tender Offer. In addition, BNI borrowed $500 million under a credit facility of which the proceeds were used to finance BNI's purchase of 25 million shares of SFP common stock in the Tender Offer. Funding of the Tender Offer was completed on February 21, 1995.

Also, pursuant to the Merger Agreement, BNI and SFP were entitled to elect to consummate the Merger through the use of one of two possible structures: (i) a merger of SFP with and into BNI or (ii) the Holding Company Structure described below. To ensure that the transaction contemplated by the Merger Agreement qualified as a tax-free transaction for federal income tax purposes, the parties utilized the Holding Company Structure.

Under the Holding Company Structure, Burlington Northern Santa Fe Corporation
(BNSF) created two subsidiaries. One subsidiary merged with and into BNI, and the other subsidiary merged with and into SFP. Each holder of one share of BNI common stock received one share of BNSF common stock and each holder of one share of SFP common stock, excluding the SFP common stock acquired by BNI in the Tender Offer and the SFP common stock held by SFP as treasury stock, received 0.41143945 shares of BNSF common stock. The rights of each stockholder of BNSF are substantially identical to the rights of a stockholder of BNI, and the Holding Company Structure has the same economic effect with respect to the stockholders of BNI and SFP as would a direct merger of BNI and SFP.

In the Merger Agreement, the exchange ratio of BNSF common shares for each share of outstanding SFP common stock upon consummation of the Merger was set at not less than 0.40 shares to not more than 0.4347 shares, with repurchases of SFP common stock by SFP increasing the exchange ratio pro rata. SFP repurchased approximately 3.6 million shares which, along with the effect of SFP stock options exercised, resulted in the final exchange ratio of
0.41143945 shares.

The unaudited pro forma combined statement of income included herein has been prepared as if the Merger had occurred on January 1, 1995, and includes the estimated effects of purchase accounting adjustments and the Tender Offer. The historical BNSF statement of income for the year ended December 31, 1995, reflects the historical results of operations of BNI, and the results of operations for SFP from September 22, 1995 through December 31, 1995.

                                                                  Exhibit 99.1
                                                                  (continued)


The business combination with SFP was accounted for under the purchase method. The pro forma combined adjustments do not reflect any potential increases in operating income which may arise from the Merger. See "Notes to Pro Forma Combined Statement of Income." The unaudited pro forma combined statement of income is presented for illustrative purposes only and is not necessarily indicative of the results of operations that might have occurred had the Merger actually taken place on January 1, 1995, or of future results of operations of the combined entities.

The unaudited pro forma combined statement of income is based on the historical consolidated financial statements of BNSF, BNI and SFP and should be read in conjunction with such historical financial statements and notes thereto in the 1995 Annual Report to Shareholders of BNSF, and the 1994 Annual Report to Shareholders and the Form 10-Q for the quarter ended June 30, 1995 of Santa Fe Pacific Corporation, which are incorporated by reference in this Form 8-K.




                                                                  Exhibit 99.1
                                                                  (continued)


                               Pro Forma Combined Statement of Income
                                    Year Ended December 31, 1995
                                             Unaudited
                            (Dollars in Millions, Except Per Share Data)



                                      Santa Fe
                                      Pacific
                                    Corporation                   Burlington
                      Burlington      January 1                    Northern
                       Northern        through                     Santa Fe
                       Santa Fe     September 21,    Pro Forma    Corporation
                      Corporation        1995       Adjustments    Pro Forma
                      ------------  -------------  ------------   -----------

Revenues                  $6,183      $1,987          $    -        $8,170
                          ------      ------          ------        ------

Operating expenses:
Compensation and benefits   2,065        604               6  (A)    2,675
Equipment rents               540        180               -           720
Purchased services            526        278               -           804
Fuel                          480        183               -           663
Depreciation and
   amortization               520        152              61  (B)      733
Materials                     300         78               -           378
Other                         491        150               -           641
Merger, severance
  and asset charge            735          -            (505) (C)      230
                           ------     ------          ------        ------
Total operating expenses    5,657      1,625            (438)        6,844
                           ------     ------          ------        ------

Operating income              526        362             438         1,326
Interest expense              220        124              (4) (D)      340
Other income (expense), net    28        (32)             10  (E)        6
                           ------     ------          ------        ------

Income before income taxes    334        206             452           992
Income tax expense            136         81             170  (F)      387
                           ------     ------          ------        ------

Income before
   extraordinary items     $  198     $  125          $  282        $  605
                           ======     ======          ======        ======





Earnings per common share
(Primary):
Income before
  extraordinary items       $1.66                                    $4.00  (G)
Shares used in computation  106.7                                    146.0  (G)


Earnings per common share
(Fully Diluted):
Income before
  extraordinary items       $1.66                                    $3.94  (G)
Shares used in computation  106.7                                    153.6  (G)



      (See accompanying Notes to Pro Forma Combined Statement of Income)

                                                                  Exhibit 99.1
                                                                  (continued)


              Notes to Pro Forma Combined Statement of Income

The accompanying pro forma combined statement of income is presented for illustrative purposes only and does not give effects to any potential increases in operating income which may arise from the Merger. Certain amounts in the historical financial statements of SFP have been reclassified to conform to BNSF's historical financial statement presentation.

A.     Compensation and benefits expense

Compensation and benefits expense was increased $6 million as a result of an adjustment to SFP's pension assets and post-retirement benefits liability based on actuarial estimates at the time of the Merger.

B.     Depreciation expense

A significant portion of the fair value adjustments were allocated to long-lived track structures as well as land used for transportation purposes. The increase in the fair value of depreciable assets is depreciated under the straight-line method over the remaining estimated useful lives of the property. Depreciation expense of $61 million related to the increase in fair value has been included in the unaudited pro forma combined statement of income.


C.     Merger, severance and asset charges

BNSF merger, severance and asset charges which were directly attributable to the Merger of $505 million were eliminated in the pro forma combined statement of income. Reference is made to Note 3 of the BNSF Annual Report to Shareholders which is incorporated herein by reference.


D.     Interest expense

SFP's long-term debt was adjusted to its estimated fair value as of September 22, 1995. The fair value adjustment of $141 million is amortized to offset interest expense over the estimated lives of the instruments. Additionally, on February 21, 1995, SFP and BNI completed the Tender Offer through borrowings of $760 million and $500 million of debt, respectively. Additionally, SFP borrowed $240 million to repay $200 million of outstanding 12.65% senior notes, including related costs. Interest expense has been adjusted in the pro forma combined statement of income to reflect interest expense as if the debt had been issued on January 1, 1995. The effects of these adjustments are as follows (in millions):

                                                                  Exhibit 99.1
                                                                  (continued)


                                 Year Ended
     Interest expense on:     December 31, 1995
                              -----------------

     SFP Debt                       $   11
     BNI Debt                            6
     SFP 12.65% Senior Notes            (5)
     Fair Value Adjustment             (16)
                                    ------
     Total                          $   (4)
                                    ======


E.     Other income (expense), net

SFP incurred expenses which were directly attributable to the Merger of $34 million for the year ended December 31, 1995. These expenses were eliminated from the pro forma combined statement of income.

Prior to consummation of the Merger, BNI accounted for its investment in SFP under the cost method. However, upon consummation of the Merger, BNI's equity in earnings of SFP of $16 million prior to the Merger was recorded as other income. Other income (expense), net has been adjusted to exclude BNI's equity in earnings of SFP.

SFP's gain on sales of real estate has been eliminated due to the write-up of real estate to its fair value. These gains were excluded from the pro forma combined statement of income.

In addition, certain investments, primarily SFP's pipeline investment, which is accounted for under the equity method, were adjusted to their estimated fair values as of September 22, 1995. Amortization of this adjustment is reflected in the pro forma combined statement of income.

The effects of these adjustments have been included in the unaudited pro forma combined statement of income as follows (in millions):

                                                 Year Ended
                                              December 31, 1995
                                              -----------------
     SFP's expenses directly attributable
         to the Merger                           $   34
     BNI's equity in earnings of SFP                (16)
     Gains on sales of real estate                   (5)
     Pipeline investment amortization                (3)
                                                 ------
     Total                                       $   10
                                                 ======


F.     Income tax expense

Income tax expense has been reduced from tax computed at BNSF's incremental income tax rate by $14 million in the pro forma statement of income for the year ended December 31, 1995. Tax expense on adjustments varies from BNSF's incremental income tax rate of approximately 40 percent because certain merger expenses were not deductible for income tax purposes.

                                                                  Exhibit 99.1
                                                                  (continued)



G.     Earnings per common share

Pro forma weighted average shares outstanding represent the conversion at an exchange ratio of 0.41143945 shares of BNSF common stock for each share of SFP common stock as if the Tender Offer, SFP repurchases and the Exchange had occurred as of January 1, 1995. Primary earnings per common share are computed by dividing income, after deduction of preferred stock dividends, by the weighted average number of common shares and common share equivalents outstanding. Fully diluted earnings per common share are computed by dividing income by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. An average market price is used to determine the number of common share equivalents for primary earnings per common share. The higher of the average or end-of-period market price is used to determine common share equivalents for fully diluted earnings per common share. In addition, the if-converted method is used for convertible preferred stock when computing fully diluted earnings per common share. BNSF's historical fully diluted earnings per share for the year ended December 31, 1995, were anti-dilutive; therefore, amounts for primary and fully diluted earnings per share are the same.